Exhibit 99.1

Trans World Corporation Appoints Michael Brodsky to Board of Directors

NEW YORK--(BUSINESS WIRE)--September 12, 2013--Trans World Corporation (OTC: TWOC) (“TWC” or the “Company”), a premier owner and operator of casinos and a hotel in Europe, today announced that Michael Brodsky, has joined the Company’s Board of Directors as an Independent Director effective immediately.

Mr. Brodsky is the Chairman and Chief Executive Officer of Selectica, Inc., a leader in configuration, price, quotation and contract management software. He is also the Managing Partner of Vajra Asset Management and serves on the Board of Directors of Genesis Land Development Corporation, a residential real estate developer, and of Altigen Communications, a telecommunications software equipment provider.

Mr. Brodsky brings many years of experience in the gaming and entertainment industry to TWC’s Board. Previously, he served as: the Co-CEO and Co-founder of Federated Sports and Gaming, Inc. which was acquired by Pinnacle Entertainment; the President, CEO and Executive Chairman of Youbet.com, Inc. which was acquired by Churchill Downs Incorporated; a member of the Board of Directors of Churchill Downs; the Managing Partner of New World Opportunity Partners, the public investment arm of the Chicago-based Pritzker family; and the Chief Financial Officer of The Away Network, an online travel media company that owned and managed Away.com, OutsideOnline.com, and GORP.com. The Away Network was acquired by Orbitz.com and the Cendant Corporation, and Mr. Brodsky became Vice President of Finance in Cendant’s Travel Services Division.

Rami S. Ramadan, Chief Executive Officer of TWC stated, "We welcome Michael as the newest addition to our Board of Directors. His extensive background in the gaming industry and in the business world will be an excellent asset to Trans World and our shareholders. We believe that he will provide a beneficial perspective that will help the Company continue to move forward.”

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, US corporation with all of its gaming and hotel operations in Europe. Additional information about TWC and its Czech subsidiaries, American Chance Casinos and Hotel Savannah, can be found at www.transwc.com, www.american-chance-casinos.com and www.hotel-savannah.com.

The press release herein contains certain forward-looking statements and data. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

CONTACT:
Trans World Corporation
www.transwc.com
Jill Yarussi, Manager of Communications
JYarussi@transwc.com
212-983-3355
or
Investor Relations Counsel:
The Equity Group Inc.
www.theequitygroup.com
Adam Prior, Vice President
APrior@equityny.com
212-836-9606
or
Terry Downs, Account Executive
Tdowns@equityny.com
212-836-9615